Exhibit 99.1

FOR IMMEDIATE RELEASE

BJ’S RESTAURANTS, INC. REPORTS FOURTH QUARTER 2004 REVENUES AND COMPARABLE RESTAURANT SALES

MANAGEMENT TO PRESENT AT THE 2005 ICR XCHANGE ON JANUARY 13, 2005

Huntington Beach, California, January 13, 2005 – BJ’s Restaurants, Inc. (NASDAQ: BJRI) reported today that revenues increased approximately 40% to $37.9 million for the 14-weeks ended January 2, 2005 versus $27.0 million for the 13-weeks ended December 28, 2003. For the fourth quarter of 2004, comparable restaurant sales (14-weeks versus 14-weeks) increased approximately 1.1%. For the 53-weeks ended January 2, 2005, revenues increased approximately 25% to $129.0 million compared to $103.0 million in fiscal 2003 (52-weeks). Comparable restaurant sales for fiscal 2004 increased approximately 3.8% (53-weeks versus 53-weeks). The increase in comparable restaurant sales during 2004 was primarily the result of menu price increases, with the remainder due to increases in guest traffic.

These results compare with Company projections for 2004 revenues to be between $124 million and $128 million. Revenue expectations for 2004 were based on 6 to 7 new BJ’s Restaurant openings and full-year comparable restaurant revenue growth of 3.0% to 4.0%. Projections reflected one additional week in fiscal 2004, a 53-week year versus the standard 52-week year.

During the fourth quarter, the Company opened a BJ’s Restaurant and Brewhouse in San Bernardino, California (September 28, 2004), Folsom, California (October 26, 2004) and East Plano, Texas (December 9, 2004). BJ’s Restaurants, Inc. opened seven restaurants during fiscal 2004.

The Company intends to release fourth quarter and fiscal 2004 results after the market closes on Wednesday, February 23, 2005. An investor conference call will be broadcast live over the Internet at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) that same day. A webcast of the investor conference call will be available on the main page of the Company’s web site located at http://www.bjsrestaurants.com.

The Company also announced that management will address the investment community today, January 13, 2005, at the 7th Annual ICR XChange at 8:10 am PST. Interested parties can listen to an audio webcast of the presentation by going to www.bjsrestaurants.com. The replay of the presentation will be available by the end of the day and will be archived for 30 days.

BJ’s Restaurants, Inc. currently owns and operates 35 casual dining restaurants under the BJ’s Restaurant and Brewery, BJ’s Restaurant and Brewhouse or BJ’s Pizza & Grill brand names. BJ’s restaurants offer an innovative menu featuring award-winning, signature deep dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. The company operates ten microbreweries which produce and distribute BJ’s critically acclaimed handcrafted beers throughout the chain. The Company’s restaurants are located in California (24), Texas (5), Oregon (3), Arizona (1), Colorado (1) and Nevada (1). The Company also has a licensing interest in a BJ’s restaurant in Lahaina, Maui. Visit BJ’s Restaurants, Inc. on the web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) restaurant and brewery industry competition and other such industry considerations, (iv) marketing and other limitations based on the Company’s historic concentration in Southern California, (v) consumer trends, (vi) increased food costs and wages, including, without limitation, increases in the minimum wage, (vii) increased energy costs, and (viii) other general economic and regulatory conditions.

For further information, please contact Robert Curran of BJ’s Restaurants, Inc. (714) 848-3747, ext. 260.